Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-222702, 333-232780 and 333-254150 on Form S-8 of our reports dated March 1, 2023, relating to the consolidated financial statements, and the effectiveness of ACM Research, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting, appearing in this Annual Report on Form 10-K of ACM Research, Inc. and subsidiaries for the year ended December 31, 2022.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

ArmaninoLLP
San Jose, California

March 1, 2023